UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 29, 2008
LEXARIA CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	333-132134 (Commission File Number)	20-2000871 (IRS Employer Identification No.)
#604 – 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8
Registrant's telephone number, including area code: (604) 602-1675
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.0 Entry into a Material Definitive Agreement

1.

On May 29, 2008, the Company entered into Loan Agreement with a Lender.  The purpose of this Loan Agreement is to set out terms of the arrangement by which the Lender agrees to make a Senior Secured Term loan of US$10,000,000, first priority subordinated to no other indebtedness, available to the Company.  The purpose of the Loan is to provide the Company with capital funds for oil and gas acquisition, development, exploitation exclusively directed at the Company’s Belmont Lake Oil Field assets, and/or general corporate purposes.  The Loan has an interest rate of 14% compounded annually.  The closing date for the Loan is June 30, 2008 with the maturity date being June 30, 2013.

2.

The Lender will lend to the Company by way of one advance to be evidenced by a promissory note for the Principal sum of US$10,000,000 subject to the terms and conditions of the Agreement and the Securities.  For value received, Company promises to pay to Lender on a quarterly basis and with a final maturity date of June 30, 2013 the amount of the Principal which has been advanced hereunder and remains outstanding, with accrued and unpaid interest, in respect of any amount of the Principal and Interest from the date of funding.  Interest and Principal will be payable in quarterly payments.

3.

The Loan shall be a Senior Secured Term Loan, with all the Company’s Belmont Lake Oil Field assets, interests, future interests, and cash flows pledged as security and collateral for the Loan.  The Company will not initiate, facilitate, or otherwise permit any material change in operations, or disposal of assets or interest, that would materially affect the Company’s operations or value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 3, 2008

(Signature)	Lexaria Corp. By: “/s/ Chris Bunka” Chris Bunka President & CEO